                                                                  EXHIBIT 99.1




AT EPIX

Peyton Marshall, CFO
Sydney Barrett, Investor Relations Manager
(617) 250-6012


                              FOR IMMEDIATE RELEASE

OCTOBER 23, 2003


EPIX REPORTS THIRD QUARTER RESULTS FOR 2003

  - ALSO ANNOUNCES MS-325 RENAL SAFETY DATA TO BE PRESENTED AT AHA CONFERENCE -


CAMBRIDGE, MA, OCTOBER 23, 2003 -- EPIX Medical, Inc. (Nasdaq: EPIX), a developer of specialty pharmaceuticals for magnetic resonance imaging (MRI), today announced its financial results for the third quarter 2003.

Financial highlights for the quarter ended September 30, 2003 included:

         o Revenues of $3.9 million in 2003 as compared to $2.8 million in 2002. Revenues increased primarily as a result of higher product development revenues attributed to the collaboration agreements signed in May 2003 with Schering for EP-2104R and MRI Research and to an increase in royalties from Bracco. These increases were partly offset by decreases in product development revenues from MS-325, the Company's lead product under development, resulting from completion of the Phase III clinical program.

         o Net loss of $3.4 million, or $0.17 per share, compared to a net loss of $5.6 million, or $0.33 per share, for the third quarter of 2002. In addition to the increase in revenues, operating expenses decreased primarily due to decreased costs as a result of the completion of the Phase III clinical program for MS-325.

         o Cash, cash equivalents and marketable securities totaled $87.7 million as of September 30, 2003.

Financial highlights for the nine months ended September 30, 2003 included:

         o Revenues of $11.2 million in 2003 as compared to $8.6 million in 2002. Revenues increased primarily as a result of an increase in product development revenues from Schering AG and an increase in royalties from Bracco.

         o Net loss of $12.4 million, or $0.69 per share, compared to a net loss of $16.9 million, or $1.00 per share, for the first nine months of 2002. In addition to the increase in revenues, operating expenses decreased primarily due to decreased costs as a result of the completion of the Phase III clinical program for MS-325.

     Recent operating highlights included:

         o ANNOUNCEMENT OF THE RESULTS OF THE FINAL TWO TRIALS IN THE FOUR TRIAL PHASE III CLINICAL STUDY PROGRAM FOR
                  MS-325-ENHANCED MAGNETIC RESONANCE ANGIOGRAPHY (MRA). THE TWO TRIALS,


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                  STUDYING THE USE OF MS-325 FOR IMAGING IN THE RENAL AND PEDAL
                  ARTERIES, MET THEIR PRIMARY ENDPOINTS.

         o ANNOUNCEMENT THAT THE COMPANY ISSUED AND SOLD 4,645,000 SHARES OF ITS COMMON STOCK PURSUANT TO A PREVIOUSLY FILED SHELF REGISTRATION. THE COMPANY RECEIVED PROCEEDS OF APPROXIMATELY $65.5 MILLION, NET OF UNDERWRITING DISCOUNTS, COMMISSIONS AND EXPENSES, FROM THE SALE OF STOCK.

"Having announced strong Phase III clinical trial results confirming that MS-25 may be useful across a wide range of vascular beds, we are increasingly excited about submitting the MS-325 NDA package to the FDA later this year. We plan to release the data from a safety study involving renally-impaired patients in conjunction with the American Heart Association meeting on November 10," said Michael D. Webb, CEO of EPIX. "During the third quarter we completed an equity financing which we believe will provide us with a strong financial position as MS-325 moves closer to market."

EPIX also announced today that EPIX founder and Chief Scientific Officer Randall
B. Lauffer is changing his role at the Company for personal reasons. Dr. Lauffer has stepped down from his position as Chief Scientific Officer and has resigned from the EPIX Board of Directors. Dr. Lauffer will continue to work with EPIX in a part-time role, as Executive Principal Scientist.

 "Randy has made tremendous contributions to our technology platform, and to the creative process that has resulted in the development of both MS-325 and EP-2104R," said Webb. "We are very pleased that he will continue to provide his unique insight and creativity to EPIX as we continue to advance our leadership position in the development of MRI contrast agents."

EPIX Medical will host a conference call and live webcast of its conference call discussing the Q3 financial results at 4:30 pm EST on Thursday, October 23, 2003. Michael D. Webb, Chief Executive Officer, and Peyton Marshall, Chief Financial Officer, will host the call. The dial-in number for the EPIX Medical conference call is 888-464-7607, with reservation code 3143414. A recording of this call may be accessed until Friday, October 31, by calling 800-642-1687, using reservation code 3143414. The press release and the conference call webcast can also be accessed by visiting the EPIX website at www.epixmed.com. Please connect to the EPIX website at least 10 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the live webcast. Two hours after the live webcast and through Friday, November 14, 2003, an archived version of the call will be available on the EPIX website by clicking "Investor Relations".

EPIX Medical, based in Cambridge, MA, is a specialty pharmaceutical company and a leading developer of targeted MRI contrast agents for the diagnosis and clinical management of disease. The Company believes that MS-325, its lead product under development, has the potential to be an alternative to invasive X-ray angiography as a diagnostic tool for vascular imaging. On the strength of four successful MS-325 Phase III clinical trials, the Company plans to submit a New Drug Application (NDA) to the FDA in 2003. Schering AG, the market leader in MRI contrast agent sales, is the sales and marketing partner for MS-325. EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI. To receive the latest EPIX news and other corporate developments, please visit the EPIX Medical website at www.epixmed.com.

This news release contains forward-looking statements based on current expectations of the Company's management. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.


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


                               EPIX MEDICAL, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                Three Months Ended September 30,
                                                                --------------------------------
                                                                   2003                  2002
                                                               ------------         ------------
Revenues:
Product development revenue                                    $      2,835         $      1,975
Royalty revenue                                                         682                  311
License fee revenue                                                     401                  469
                                                               ------------         ------------
  Total revenues                                                      3,918                2,755
                                                               ------------         ------------
Operating Expenses:
Research and development                                              5,619                6,967
General and administrative                                            1,678                1,453
                                                               ------------         ------------
  Total operating expenses                                            7,297                8,420
                                                               ------------         ------------
Operating loss                                                       (3,379)              (5,665)
Other income, net                                                        17                   90
                                                               ------------         ------------

Loss before provision for income
    taxes                                                            (3,362)              (5,575)
Provision for income taxes                                                3                   19
                                                               ------------         ------------
Net loss                                                       $     (3,365)        $     (5,594)
                                                               ============         ============
Net loss per share                                             $      (0.17)        $      (0.33)
                                                               ============         ============
Weighted average shares                                              19,766               17,038
                                                               ============         ============


                                                                Nine Months Ended September 30,
                                                                --------------------------------
                                                                   2003                  2002
                                                               ------------         ------------
Revenues
Product development revenue                                    $      8,160         $     5,983
Royalty revenue                                                       1,782               1,051
License fee revenue                                                   1,294               1,525
                                                               ------------         ------------
  Total revenues                                                     11,236               8,559
                                                               ------------         ------------
Operating Expenses:
Research and development                                             18,901               21,381
General and administrative                                            4,843                4,502
                                                               ------------         ------------
  Total operating expenses                                           23,744               25,883
                                                               ------------         ------------
Operating loss                                                      (12,508)             (17,324)
Other income, net                                                       144                  514
                                                               ------------         ------------
Loss before provision for income
    taxes                                                           (12,364)             (16,810)
Provision for income taxes                                               69                   63
                                                               ------------         ------------
Net loss                                                       $    (12,433)        $    (16,873)
                                                               ============         ============
Net loss per share                                             $      (0.69)        $      (1.00)
                                                               ============         ============
Weighted average shares                                              18,021               16,816
                                                               ============         ============


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


                             CONDENSED BALANCE SHEET


                                                                  June 30,               December 31,
                                                                    2003                     2002
                                                               ------------             --------------
Assets:
    Cash, cash equivalents and
        available-for-sales marketable securities              $     87,670             $     28,112
    Other current assets                                                504                      691
    Property and equipment, net                                       1,132                    1,293
    Other assets                                                         44                       59
                                                               ------------             ------------
Total assets                                                   $     89,350             $     30,155
                                                               ============             ============

Liabilities and stockholders' equity:
    Accounts payable and accrued expenses                             7,588                    8,298
    Other current liabilities                                         8,506                    8,141
    Long-term liabilities                                            12,197                    7,829
    Stockholders' equity                                             61,059                    5,887
                                                               ------------             ------------
Total liabilities and stockholders' equity                     $     89,350             $     30,155
                                                               ============             ============


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